As filed with the Securities and Exchange Commission on November 15, 2006
Registration No. 333-49355

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
RENT-WAY, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	25-1407782
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
5700 Tennyson Parkway
Suite 100
Plano, Texas 75024
(Address of Principal Executive Offices) (Zip Code)
1995 STOCK OPTION PLAN
(Full title of the plan)
CT Corporation Systems
1515 Market Street
Suite 1210
Philadelphia, Pennsylvania 19102
(800) 321-9415
(Name and address of agent for service)
(Telephone number, including area code, of agent for service)
Copies of all communications, including all communications sent to the agent for service, should be sent to:
Thomas W. Hughes, Esq.
James R. Griffin, Esq.
Fulbright & Jaworski L.L.P.
2200 Ross Avenue Suite 2800
Dallas, Texas 75201
Telephone: (214) 855-8000
Facsimile: (214) 855-8200

REMOVAL OF SHARES FROM REGISTRATION
     This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 is being filed in order to deregister all securities remaining unsold under that certain Registration Statement on Form S-8 (Registration No. 333-49355) which was filed on April 3, 1998 to register 1,600,000 shares of the common stock of Rent-Way, Inc. (the “Company”) issuable under the 1995 Stock Option Plan (the “Plan”).
     On November 15, 2006, pursuant to an Agreement and Plan of Merger, dated as of August 7, 2006 (the “Merger Agreement”), by and among the Company, Vision Acquisition Corp. (“Merger Sub”) and Rent-A-Center, Inc. (“Rent-A-Center”), Merger Sub merged with and into the Company, with the Company surviving the merger and becoming an indirect wholly-owned subsidiary of Rent-A-Center. As provided in the Merger Agreement, each issued and outstanding share of common stock, no par value per share, of the Company (the “Common Stock” ), was converted into the right to receive cash in the amount of $10.65.
     Pursuant to the Merger Agreement, the Company has taken such actions as are necessary to provide that each stock option issued under the Plan that was outstanding immediately before the effective time of the merger, whether or not then vested, was, upon closing of the merger, canceled, and each option holder became entitled to receive a payment in cash equal to the product of: (i) the excess, if any, of $10.65 over the per share exercise price of the option, multiplied by (ii) the number of shares of Common Stock subject to the option. Pursuant to the Merger Agreement, the Company also terminated the Plan as of the effective time of the merger.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on the 15th day of November, 2006.

RENT-WAY, INC.
By:	/s/ Mark E. Speese
Mark E. Speese
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Mark E. Speese Mark E. Speese	President, Chief Executive Officer and Director (Principal Executive Officer)	November 15, 2006

/s/ Robert D. Davis Robert D. Davis	Treasurer (Principal Financial and Accounting Officer)	November 15, 2006

/s/ Mitchell E. Fadel Mitchell E. Fadel	Director	November 15, 2006